                                                                   EXHIBIT 10.34


                                LICENSE AGREEMENT

        THIS AGREEMENT ("AGREEMENT") is entered into as of the _____ day of _________, 1998 the "EFFECTIVE DATE") by and between RIBOGENE INC., a California corporation ("RIBOGENE"), and DAINIPPON PHARMACEUTICAL CO., LTD. ("DAINIPPON"), a corporation organized under the laws of Japan.

                                    RECITALS

        WHEREAS, Dainippon and RiboGene concurrently with this Agreement are entering into a research agreement (the "Research Agreement") for the discovery of compounds which are active in certain RiboGene assays; and

        WHEREAS, the parties wish to develop and market novel therapeutic products based on compounds identified pursuant to the Research Agreement; and

        WHEREAS, in connection with the establishment of the relationship between the parties, on or before February 13, 1998 Dainippon is purchasing shares of RiboGene stock in the amount of US$ 2 million pursuant to a stock purchase agreement agreed upon between the parties on or before February 5, 1998;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:


                                   ARTICLE 1
                                   DEFINITIONS

        1.1 "CONFIDENTIAL INFORMATION" shall mean a party's confidential information, including, without limitation, Dainippon Know-How, RiboGene Know-How, Collaboration Know-How, Development Plans, engineering designs and drawings, research data, manufacturing processes and techniques, scientific, manufacturing, marketing, and business plans, financial or personnel matters relating to the party, its present or future products, sales, suppliers, customers, employees, investors or business.

        1.2 "NET SALES" shall mean, with respect to a Product, and on a country-by-country basis, the gross invoice price of all Product sold by Dainippon, its Affiliates or sublicensees to an independent third party after deducting, if not already deducted in the amount invoiced (a) trade, quantity and cash discounts actually taken, (b) returns, rebates and allowances, (c) duties, sales and excise taxes and (d) transportation and insurance charges. With respect to sales of combination products, which shall consist of Products combined with one or more additional active ingredients, the parties will agree on a method of allocation in the event the situation arises. Sales among Dainippon and its Affiliates or sublicensees shall not be deemed Net Sales. Products shall be considered sold when invoiced by Dainippon.


                                       1.

        1.3     "MAJOR MARKET" shall mean any one of the following countries:
Japan, USA, United Kingdom, France, Germany, or Italy. For purposes of this Agreement, the term "Major Market" shall also include any number of countries within the European Union sufficient to obtain Regulatory Approvals throughout the European Union.

        1.4 "PRODUCT" shall mean any pharmaceutical product, including all formulations, line extensions or modes of administration thereof, which contains a Licensed Compound as an active ingredient or compound which is derived from a Licensed Compound for replacement of the Licensed Compound.

        1.5 "PHASE III" shall mean that phase in the clinical development of a Product during which expanded controlled and/or uncontrolled studies are conducted after preliminary evidence of effectiveness of the Product has been obtained, and which studies are intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product, to provide an adequate basis for physician labeling and to support a filing for marketing approval.

        1.6     "TERRITORY" shall mean the entire world.

        1.7 Each of the following terms shall have the meaning given it, respectively, in the Research Agreement:

        "Active Compounds", "Affiliate", "Assays", "Collaboration Know-How", "Collaboration Patents", "Collaboration Technology", "Dainippon Know-How", "Dainippon Patents", "Dainippon Substances", "Dainippon Technology", "Development Program", "FDA", "Field", "GLP Toxicology Studies", "Inactive Derived Compound", "IND", "NDA", "Licensed Back-Up Compound", "Licensed Compound", "Regulatory Approval(s)", "Research Committee", "Research Program", "Research Term", "RiboGene Know-How", "RiboGene Patents", " RiboGene Substances", "RiboGene Technology", "Tail End Period", and "Targets".


                                   ARTICLE 2
                    PRODUCT DEVELOPMENT AND COMMERCIALIZATION

        2.1 CONDUCT OF THE DEVELOPMENT PROGRAM. With respect to each Licensed Compound, Dainippon will conduct a Development Program designed to obtain Regulatory Approval in the Territory.

        2.2     DUE DILIGENCE.

                (a) The parties agree that the goal of the Development Program for each Licensed Compound shall be to develop and commercialize a Product in the entire Territory. To that end, Dainippon shall devote the same degree of attention, resources and diligence to the preclinical and clinical development of each Licensed Compound as it devotes to its own high priority compounds and products.


                                       2.

                (b) In particular, Dainippon shall make commercially reasonable efforts to conduct for each Product clinical trials in the countries of the Major Market as early as possible, and to seek Regulatory Approval for each Product in these countries.

                (c) Further, Dainippon shall make commercially reasonable efforts to launch and sell each Product in each country in the Territory as early as possible, but in no case shall Dainippon launch and sell a Product in any country in the Territory [*] for such Product in that country has been granted, unless the parties agree on an extension of such period or unless the delay is caused by any reason not controllable by Dainippon [*]. [*] if Dainippon has not launched the Product in that country it may, at its option, either (i) [*] the Product in that country or (ii) pay RiboGene [*] which would have been payable to [*] for [*] based upon Dainippon's good faith estimates of [*] and the applicable [*] determined as provided in Section 5.2(a). If Dainippon elects to [*] the Product in such country, RiboGene shall have the right, if necessary, under all applicable Dainippon owned Collaboration Technology to sublicense, make, have made, use and sell such Product in such country and the right to [*] upon reimbursement to Dainippon of its development and regulatory costs, applicable to such Product for such country. Such rights shall be royalty-bearing if the Product contains a Licensed Compound which is, or is derived from, a Dainippon Substance but otherwise shall be royalty-free. If Dainippon elects to [*] such payment shall not [*] which may become due upon Net Sales by Dainippon.

        2.3 OBLIGATION TO INFORM. Dainippon shall keep RiboGene informed on the development of each Licensed Compound (including, but not limited to written updates on the progress of each filing with the FDA or its equivalent non-US Regulatory Authority), such reports to be provided to RiboGene on [*] and upon the completion of each major phase in the clinical development.

        2.4 DISCONTINUANCE OF COMMERCIALIZATION. If Dainippon discontinues the development, marketing or sales of all the Products in all the countries, RiboGene shall have a perpetual, exclusive, royalty-bearing, worldwide, sublicensable license under Dainippon owned Collaboration Technology to research, develop, make, have made, use and sell any such Products and to use and apply non-compound related Collaboration Technology in the Field. If Dainippon discontinues the development, marketing or sales of a certain Product in a certain country, RiboGene shall have the right, if necessary, under all applicable Dainippon owned Collaboration Technology to sublicense, make, have made, use and sell such Product in such country and to cause Dainippon to assign all related applications for Regulatory Approvals upon reimbursement to Dainippon of its development and regulatory costs, applicable to such Product for such country. Such rights shall be royalty-bearing if the Product contains a Licensed Compound which is, or is derived from, a Dainippon Substance but otherwise shall be royalty-free.


                                   ARTICLE 3
                                  CO-PROMOTION

        3.1 OPTION RIGHT. RiboGene shall have the option to co-promote any Products in North America and in Europe ("Co-promotion Territory").


                                       3.

        3.2 EXERCISING OF OPTION. The option shall be exercised by written notice to Dainippon no later than one hundred eighty (180) days after filing of the NDA for the respective Product on a country-by-country basis. It is understood that RiboGene shall carry out the co-promotion by itself and shall not grant the right of co-promotion to any third party. Furthermore, it is the intent of the parties that the co-promotion shall be made in a manner to strengthen the marketing and profitability of the Product. At the same time as the notice is delivered to Dainippon, RiboGene shall provide Dainippon with its proposed plan of the co-promotion. Within ninety (90) days from delivery of the notice to Dainippon, the parties shall negotiate and agree on the terms of the co-promotion agreement in good faith. Such terms shall include a provision for Dainippon to pay RiboGene a co-promotion fee, in addition to royalties on Net Sales, in an amount based on the amount of RiboGene's co-promotion activity, and a provision on overall framework of the co-promotion, including appropriate degree of RiboGene's participation in the co-promotion, to the satisfaction of Dainippon and RiboGene, and such other customary terms as the parties agree, and shall be from time to time reviewed and, if necessary, modified by mutual agreement of the parties to reflect the then-current situation, particularly the profitability of both parties. The co-promotion fee shall equal RiboGene's Fully Burdened Cost plus [*] percent [*] of the costs of (iv) below. The term "Fully Burdened Cost" shall mean (i) direct costs specifically identifiable incurred for the advertising, promotion and marketing of a Product in the Co-Promotion Territory, including, without limitation, advertisements, conventions, promotional literature, market research and market planning, direct mail, product samples, marketing services, sales training programs, activities relating to promotion and marketing to managed care customers, launch expenses,
(ii) post-approval medical and clinical trial costs, (iii) costs of product liability insurance, (iv) all costs incurred to operate and maintain a marketing and sales force which promotes the Product in the Territory, including, without limitation, salaries, benefits, incentives, personal computers, and car leases, all as determined in accordance with GAAP. For purposes of clarification, if RiboGene does not exercise the option to co-promote a Product, the royalty obligations of Section 5.2 shall apply. Unless RiboGene can utilize Dainippon's facilities or other resources as described in, or relating to facilities or resources described in (i), (ii) and (iii), RiboGene shall use its own facilities or resources to the extent that such facilities or resources are agreed to in advance by Dainippon. If RiboGene utilizes Dainippon's facilities or resources, the costs of (i), (ii) and (iii) above shall not be included in "Fully Burdened Cost;" in any other case, the costs of (i), (ii) and (iii) above shall be included in "Fully Burdened Cost" and be reimbursed to RiboGene by Dainippon. Notwithstanding the above provisions, in the event Dainippon sublicenses the Product in any of the countries in the Co-Promotion Territory, Dainippon shall make its reasonable efforts to have the sublicensee accept the co-promotion by RiboGene and conditions as provided for above in such country. However, if Dainippon sublicenses the Product in the United States, Dainippon shall require the sublicensee to accept the co- promotion by RiboGene. In the event RiboGene is acquired by or merged into a company reasonably unacceptable to Dainippon for co-promotion in any countries, the above option of co-promotion shall no longer be exercisable unless otherwise agreed upon.


                                   ARTICLE 4
               OWNERSHIP OF INTELLECTUAL PROPERTY; LICENSE GRANTS


                                       4.

        4.1 OWNERSHIP. Ownership of Dainippon Technology, RiboGene Technology and Collaboration Technology shall be allocated to each party as provided in Section 3.1 of the Research Agreement.

        4.2     DEVELOPMENT AND COMMERCIALIZATION LICENSE.

                (a) LICENSE GRANT BY RIBOGENE. RiboGene hereby grants Dainippon the right and license, with the right to sublicense, to develop, make, have made, use and sell Products in the Territory solely within the Field under RiboGene Technology and the RiboGene-owned and jointly owned Collaboration Technology. The license granted herein shall be exclusive, even as to RiboGene, except for the co-promotion rights retained by RiboGene as set forth in Article
3. Exhibit 4.2 hereto shall list all Licensed Compounds and the patents and patent applications included in the RiboGene Technology and the RiboGene-owned and jointly owned Collaboration Technology licensed under this subsection (a), updated from time to time to include new Licensed Compounds and the patent applications and issued patents relating thereto. Dainippon covenants and agrees that it will not use, directly or indirectly, the RiboGene Technology or RiboGene solely owned Collaboration Technology for any purpose other than developing, making, having made, using or selling Products in the Territory in the Field under this Agreement.

                (b) REGISTRATION. Dainippon may register an exclusive license (senyo jisshiken) granted with respect to the patents licensed under this Agreement in the Japanese Patent Office and RiboGene shall cooperate reasonably with Dainippon in such registration.

                (c) ADDITIONAL USES. If Dainippon desires to have the rights and licenses under RiboGene Technology or RiboGene solely owned Collaboration Technology to develop and sell a Licensed Compound outside the Field, it may notify RiboGene as provided in Section 3.4 of the Research Agreement.


                                   ARTICLE 5
                                COMMERCIAL TERMS

        5.1 DEVELOPMENT MILESTONES. Dainippon shall pay to RiboGene the following amounts in the course of the development of each Product:


     Milestone Event/Due Date*                  Amount (net of withholding)
     -------------------------                  ---------------------------

                                            Japan                   Major Market (other than Japan)
                                            -----                   -------------------------------
Start of first human clinical trial          [*]                                  [*]
Start of first Phase III trial               [*]                                  [*]
Filing of first NDA                          [*]                                  [*]
Launch in first Major Market                 [*]                                  [*]


                                       5.

*Each milestone payment shall be made for each Product only once regardless of any substitution of a Licensed Back-up Compound for a Licensed Compound and any consequent repetition of a milestone event.

Any withholding tax levied at source relating to the milestone payments payable to RiboGene under Section 5.1 shall be borne by Dainippon. RiboGene shall reasonably assist Dainippon with respect to payment of the tax.

        5.2     ROYALTIES.

                (a) ROYALTY PAYMENTS. Dainippon shall pay to RiboGene a royalty on Net Sales as follows:

                ROYALTY RATE IN PERCENT (%)                   PAYABLE ON PORTION OF ANNUAL NET SALES
                                                              (IN U.S. $MILLIONS)

         UNITED STATES                   REST OF WORLD
              [*]                             [*]               75 or less
              [*]                             [*]               More than 75 less than 150
              [*]                             [*]               150 or more


                (b)     ROYALTY TERM.

                        (i) In any country where the manufacture, use or sale of a Product is not covered by a Collaboration Patent or RiboGene Patent, royalties shall be payable in such country until the expiration of [*] from the date of first commercial sale of such Product in such country.

                        (ii) In any country where the manufacture, use or sale of a Product is covered by a Collaboration Patent or RiboGene Patent, royalties shall be payable in such country until the later of (i) [*] from the first commercial sale of such Product in such country and (ii) the expiration of the last to expire of such Collaboration Patent or RiboGene Patent.


                                   ARTICLE 6
                            PAYMENTS; RECORDS; AUDIT

        6.1     PAYMENT; REPORTS.

                (a) MILESTONE PAYMENTS. Dainippon shall make the milestone payments under Sections 5.1 within thirty (30) days of the Due Date by means of wire transfer to RiboGene's account in a bank in the United States to be designated by RiboGene.


                                       6.

                (b)     ROYALTY PAYMENTS.

                        (i)     Royalty amounts payable to RiboGene under
Section 5.2 shall be paid in U.S. Dollars within ninety (90) days of the end of each March, June, September and December. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales during such period, the amount of aggregate Net Sales to date as of the end of such period where necessary in determination of royalty rates, and the amount of royalties due on such sales.

                        (ii) Royalty payments and reports for the sale of Products shall be made for each three month period ending on the last day of March, June, September and December. For the purpose of calculating royalties on Net Sales generated in currencies other than U.S. dollars, such Net Sales shall be converted into U.S. dollars at the rate of exchange on the last business day of the relevant royalty period, established by the Bank of Tokyo-Mitsubishi, Tokyo. All royalty payments owed under this Agreement shall be made by means of wire transfer to RiboGene's account in a bank in the United States to be designated by RiboGene.

                        (iii) If RiboGene does not receive payment of any sum on the date it is due, simple interest shall thereafter accrue on the sum due to RiboGene until the date of payment at the per annum rate of two percent (2%) over the then current prime rate of Citibank in New York City, which rate shall vary concurrently with any change in the prime rate.

                        (iv) Any withholding tax levied at source relating to the royalties payable to RiboGene under Section 5.2 shall be borne by RiboGene. Dainippon shall reasonably assist RiboGene in obtaining a tax credit under the applicable taxation treaties and laws, including by providing appropriate evidence of RiboGene's payment of the withholding tax.

        6.2     RECORDS AND AUDIT.

                (a) During the term of this Agreement and for a period of two (2) years thereafter, Dainippon shall keep complete and accurate records pertaining to the sale or other disposition of the Products commercialized by it, in sufficient detail to permit RiboGene to confirm the accuracy of all payments due hereunder.

                (b) RiboGene shall have the right to cause an independent, certified public accountant to audit such records to confirm Dainippon's Net Sales and royalty payments; provided, however, that such auditor shall not disclose Dainippon's confidential information to RiboGene, except to the extent such disclosure is necessary to verify the amount of royalties due under this Agreement.

                (c) Such audits may be exercised once a year, within two (2) years after the royalty period to which such records relate, upon notice to Dainippon and during normal business hours.

                (d) RiboGene shall bear the full cost of such audit unless such audit discloses an understatement of more than five percent (5%) from the amount of the Net Sales or royalties


                                       7.

previously paid. In such case, Dainippon shall bear the full cost of such audit. In case that such audit discloses an overpayment of royalties by Dainippon, such overpayment shall be refunded to Dainippon. The terms of this Section 6.2 shall survive any termination or expiration of this Agreement for a period of two (2) years.


                                   ARTICLE 7
                         PATENT PROSECUTION AND DEFENSE

        7.1 PATENT PROSECUTION. The provisions made in Section 5.1 of the Research Agreement for the filing, prosecution and maintenance of Collaboration Patents shall apply, and all such matters shall be governed thereby.

        7.2     INFRINGEMENT OF PATENTS BY THIRD PARTIES.

                (a) Notice. Each party shall promptly notify the other in writing of any alleged or threatened infringement of RiboGene Patents, Dainippon Patents, or Collaboration Patents which may adversely impact the rights of the parties hereunder.

                (b)     DAINIPPON PATENTS AND RIBOGENE PATENTS.

                        (i) The party which is the holder of Dainippon Patents or RiboGene Patents, respectively, shall have the sole right, but not the obligation, to bring at its expense an appropriate action against any person or entity directly or contributorily infringing its patents. If the patent holder brings an action against an alleged infringer, the other party shall cooperate reasonably with the patent holder in any such efforts.

                        (ii) Any recovery obtained by the patent holder as a result of such action, whether obtained by settlement or otherwise, shall be disbursed as follows: first, each party shall be reimbursed for any reasonable expenses incurred in bringing or assisting in such action (including counsel fees). If the infringement was made by a third party product which competed with a Product in the Territory, the remaining proceeds shall be received by Dainippon and added to Net Sales. In the event of any other kind of infringement, the remaining proceeds shall retained by the patent holder.

                        (iii) No settlement, compromise or other disposition of any such action which compromises a party's rights under this Agreement shall be entered into without such party's prior consent, which shall not be unreasonably withheld.

                (c)     COLLABORATION PATENTS.

                        (i) If a Collaboration Patent is infringed in the Territory, Dainippon shall have the right, but not the obligation, to bring, at its own expense, an appropriate action against any person or entity directly or contributorily infringing such Collaboration Patent. In such event, RiboGene shall cooperate reasonably with Dainippon in any such action, including if


                                       8.

required to bring such action, consenting to be named as a party to such action and the furnishing of a power of attorney.

                        (ii) In the event Dainippon fails to institute an infringement suit or take other reasonable action to protect the relevant Collaboration Patent, RiboGene shall have the right, upon sixty (60) days of notification of Dainippon, to institute such suit or take other appropriate action at its own expense in its own name, the joint owners' name, or both. In such event, Dainippon hereby agrees to cooperate reasonably with RiboGene in any such effort, including if required to bring such action, consenting to be named as a party to such action and the furnishing of a power of attorney.

                        (iii) In the event that the above provisions of (i) and (ii) are not enforceable under the applicable laws, the parties shall meet and discuss in good faith how to respond to the infringement.

                        (iv) Regardless of which party brings the action, any recovery obtained by settlement or otherwise shall be disbursed as follows: the party bringing such action shall first ensure that any reasonable expenses incurred in assisting in such action (including counsel fees) by both parties are reimbursed. Thereafter, the party bringing such action shall ensure that the net recovery shall be received by Dainippon and added to Net Sales.

        7.3     INFRINGEMENT OF THIRD PARTY RIGHTS.

                        (i) JOINT STRATEGY. In the event that any Product developed, manufactured or sold hereunder becomes the subject of a claim for patent, copyright or other proprietary right infringement in the Territory ("Product Infringement Claim"), and irrespective of whether Dainippon or RiboGene is charged with said infringement, and the venue of such claim, the parties shall promptly confer to discuss the claim.

                        (ii) DEFENSE. Dainippon shall have the responsibility to conduct the defense of any Product Infringement Claim against Dainippon at its own expense. If Dainippon decides not to assume the responsibility for the defense of a Product Infringement Claim, it shall so declare to RiboGene in writing within ninety (90) days from being notified of the claim, but at least thirty (30) days prior to the date on which a response or other filing with a judicial body is due. In that event, RiboGene shall have the right, but not the obligation, to conduct the defense of the Product Infringement Claim. The party which assumes responsibility for such defense shall bear all costs for the conduct thereof. In such event, the other party shall have the right, but not the obligation, to participate in any such suit, at its sole option and at its own expense. Each party shall reasonably cooperate with the party conducting the defense of the Product Infringement Claim, including if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any settlement that affects the other party's rights or interests without such other party's written consent, which consent shall not be unreasonably withheld. In the event Dainippon and RiboGene shall enter into an agreement providing for RiboGene to co-promote a Product as provided in Section 3.2, then such agreement shall provide for such amendment as may be appropriate for this Section 7.3
(ii). Furthermore, in the event


                                       9.

that the above provision in Section 7.3 (ii) is not enforceable under the applicable laws, the parties shall meet and discuss in good faith how to respond to the Product Infringement Claim.

        7.4 PATENT MARKING. Dainippon shall mark, if necessary, all Products manufactured, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws, as required.


                                   ARTICLE 8
                             PUBLICATION; PUBLICITY

        The provisions of Article 6 of the Research Agreement shall apply to the rights and obligations of the parties regarding publication and publicity during the term of this Agreement.


                                   ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

        Each party hereby represents and warrants:

        9.1 CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

        9.2 DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

        9.3 BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

        9.4 INTELLECTUAL PROPERTY. Such party (i) has the full right to grant the licenses granted by it under this Agreement; and (ii) is not aware, to the best of its knowledge, of any claims by third parties to a conflicting ownership interest in its solely-owned Patents.

        9.5 RIBOGENE DISCLAIMER. THE RIBOGENE TECHNOLOGY AND COLLABORATION TECHNOLOGY LICENSED HEREUNDER IS PROVIDED "AS IS" AND RIBOGENE EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.


                                       10.

        9.6 DAINIPPON DISCLAIMER. THE DAINIPPON TECHNOLOGY AND COLLABORATION TECHNOLOGY LICENSED HEREUNDER IS PROVIDED "AS IS" AND DAINIPPON EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.


                                   ARTICLE 10
                                 INDEMNIFICATION

        The provisions of Article 8 of the Research Agreement shall apply to the rights and obligations of the parties under this Agreement regarding indemnification.


                                   ARTICLE 11
                                 CONFIDENTIALITY

        11.1 DISCLOSURE OF CONFIDENTIAL INFORMATION. Confidential Information disclosed by one party to the other pursuant to and during the term of this Agreement shall be subject to the confidentiality obligations set forth below:

                (a) if disclosed in writing and marked "confidential" or "proprietary" by the disclosing party prior to or at the time of the disclosure thereof, or if it would be apparent to a reasonable person, familiar with the disclosing party's business and the industry, that such information is of a confidential or proprietary nature; and

                (b) if within 30 days after disclosure of Confidential Information, the disclosing party informs the receiving party in writing of the confidential nature of the disclosed information, describing such information and referencing the place and date of the oral, visual or written disclosure and the names of the employees or officers of the receiving party to whom such disclosure was made.

        11.2 CONFIDENTIALITY AND NON-USE. Except to the extent expressly authorized by this Agreement or unless otherwise agreed in writing by the parties, each party agrees that, for the combined term of this Agreement and the Research Agreement, and for [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information, unless the receiving party can demonstrate by competent proof that such Confidential
Information:

                (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;


                                      11.

                (c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of such Agreements;

                (d) was disclosed to the receiving party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing party not to disclose such information to others; or

                (e) was independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

        11.3    AUTHORIZED DISCLOSURE.

                (a) Each party may disclose Confidential Information belonging to the other party to Affiliates and sublicensees who agree to be bound by similar terms of confidentiality. In addition, each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary to: (i) comply with applicable securities laws and regulations and other applicable governmental regulations, (ii) file or prosecute patents relating to Collaboration Technology, (iii) prosecute or defend litigation, (iv) file applications for Regulatory Approvals for Active Compounds, Licensed Back-Up Compounds, Licensed Compounds and Products, and (v) conduct pre-clinical or clinical trials with Active Compounds, Licensed Compounds and Products.

                (b) Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to subsection (a) above, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.


                                   ARTICLE 12
                           IMPORT AND EXPORT CONTROLS

        12.1 UNITED STATES LAWS. The parties understand and acknowledge that each of them is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export, re-export or diversion of certain products and technology to certain countries. Any and all obligations of Dainippon or RiboGene to provide access to or license any technology pursuant to this Agreement, as well as any technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor or interim controlling legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, Bureau of Export Administration. Both parties also agree to comply with the requirements of the U.S. Foreign Corrupt Practices Act (the "ACT") and shall refrain from making any payments to third parties


                                      12.

which would cause Dainippon or RiboGene to violate the Act. Dainippon and RiboGene shall each provide the other party with such reasonable assistance as may be required for the party requesting such assistance to comply with all United States laws, ordinances, rules, regulations and the like of all governmental units or agencies having jurisdiction pertaining to this Agreement, including without limitation, obtaining all import, export and other permits, certificates, licenses or the like required by such United States laws, ordinances, rules, regulations, and the like, necessary to permit the parties to perform hereunder and to exercise their respective rights hereunder.

        12.2 NON-UNITED STATES LAWS. Dainippon and RiboGene shall each provide the other party with such reasonable assistance as may be required for the party requesting such assistance to comply with all non-United States laws, ordinances, rules, regulations and the like of all governmental units or agencies having jurisdiction pertaining to this Agreement, including without limitation, obtaining all import, export and other permits, certificates, licenses or the like required by such non-United States laws, ordinances, rules, regulations and the like, necessary to permit the parties to perform hereunder and to exercise their respective rights hereunder.


                                   ARTICLE 13
                                TERM; TERMINATION

        13.1 TERM. Except as provided under Section 13.2 below, the term of this Agreement shall commence upon the Effective Date and shall expire on the expiration date of the last to expire royalty obligation.

        13.2 TERMINATION ON MATERIAL BREACH. If either party materially breaches the Agreement, including without limitation its due diligence obligations under Section 2.2, and the breaching party has not (i) cured the breach or (ii) initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching party, within sixty (60) days of notice of breach from the non-breaching party, the non-breaching party may terminate this Agreement upon expiration of such sixty (60)-day period.

        13.3 LICENSES UPON EXPIRATION OR TERMINATION. Upon expiration of this Agreement, Dainippon shall have a fully paid, nonexclusive license under RiboGene Technology and Collaboration Technology relating to the Products commercialized under this Agreement. In the event this Agreement is terminated by RiboGene based on a material breach by Dainippon, then Dainippon's license and rights shall terminate and RiboGene shall have a perpetual, paid-up, worldwide license under Dainippon Technology and Dainippon-owned and jointly owned Collaboration Technology to make, have made, use and sell Products. In the event this Agreement is terminated by Dainippon based on a material breach by RiboGene, then RiboGene's license and rights shall terminate and Dainippon shall have a perpetual, paid-up worldwide exclusive license under RiboGene Technology and RiboGene owned and jointly owned Collaboration Technology to make, have made, use and sell Products.


                                      13.

        13.4 SURVIVING RIGHTS AND OBLIGATIONS. The rights and obligations of the parties under Sections 4.1, 6.2, 13.3, 13.6, 14.6, and Articles 7, 8, 9, 10 and 11 shall survive termination or expiration of this Agreement.

        13.5 ACCRUED RIGHTS. The termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including any damages arising from any breach hereunder.


        13.6 TERMINATION FOR BANKRUPTCY. To the extent permitted by law, in the event either party becomes insolvent, files bankruptcy or is declared bankrupt, the other party may terminate this Agreement immediately; provided, however, in the event of such termination the insolvent or bankrupt party shall assign to the other the intellectual property rights licensed under this Agreement subject only to the payment of any royalties agreed herein with respect to such intellectual property.

                                   ARTICLE 14
                                  MISCELLANEOUS

        14.1 WAIVER. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

        14.2 ASSIGNMENT. Neither party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or of substantially all of the assets of the assigning party or (ii) to an Affiliate; provided, however, that in no event shall either party's rights and obligations hereunder be assigned without prior written notice to the other party. In any case, neither party may make an assignment of its assets which renders it unable to perform its material obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

        14.3 NOTICES. Any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or fourteen (14) days after mailing by registered or certified airmail, postage paid, to the other party at the following address:

         In the case of RiboGene:         RiboGene Inc.
                                          26118 Research Road
                                          Hayward, CA 94545
                                          Fax: 510-293-2596
                                          Attention: President

         with a copy to:                  Cooley Godward LLP


                                      14.

                                          Five Palo Alto Square
                                          3000 El Camino Real
                                          Palo Alto, CA 94306
                                          Fax: (650) 857-0663
                                          Attention: Brian C. Cunningham, Esq.

         In the case of Dainippon:        Dainippon Pharmaceutical Co., Ltd.
                                          6-8 Doshomachi 2-chome, Chuo-ku
                                          Osaka 541-0045, Japan
                                          Fax: 011-81-6-203-0059
                                          Attention: President

Either party may change its address for communications by a notice to the other party in accordance with this section.

        14.4 HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        14.5 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

        14.6    CONSTRUCTION OF AGREEMENT AND CHOICE OF LAW, JURISDICTION AND
VENUE.

                (a) This Agreement and its terms and conditions shall be governed exclusively by and construed according to the laws of California, U.S.A., excluding its choice of law provisions and also excluding the United Nations Convention on Contracts for the International Sale of Goods. The official text of the Agreement and any Notices given or accounts or statements required hereby shall be in English.

                (b) All disputes which may arise between the parties hereto in relation to the interpretation or administration of this Agreement shall be resolved by the agreement of the Chief Executive Officers or the Presidents of the respective parties. Any disputes which cannot be resolved in this manner shall be finally settled by arbitration in accordance with the Conciliation and Arbitration Rules of the International Chamber of Commerce. The arbitration shall be held in San Francisco, California. The award rendered by the arbitration shall in any case be final and binding upon the parties hereto.

        14.7 FORCE MAJEURE. Any delays in performance by any party under this Agreement (other than either party's failure to pay money to the other party, unless such failure results solely from wire transfer failures beyond the control of the paying party, or the like) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall


                                      15.

immediately notify the other party as soon as practicable and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

        14.8 INDEPENDENT CONTRACTORS. In making and performing this Agreement, Dainippon and RiboGene are and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between RiboGene and Dainippon. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party.

        14.9 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

        14.10 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

        14.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

        14.12 ENTIRE AGREEMENT. This Agreement and any and all Exhibits referred to herein embodies the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

        IN WITNESS WHEREOF, both Dainippon and RiboGene have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year hereinabove written.

RIBOGENE, INC.                         DAINIPPON PHARMACEUTICAL CO., LTD.



By:                                    By:
   ---------------------------------      ------------------------------------
Name:  Charles J. Casamento               Name:  Takeshi Tomotake
Title: Chairman, President and            Title: President
       Chief Executive Officer


                                      16.

                                   EXHIBIT 4.2

                               LICENSED COMPOUNDS


                                       1.